EXHIBIT 99.1

                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                           CONFERENCE CALL TRANSCRIPT
                                FEBRUARY 23, 2006

Eric F. Billings
Friedman Billings Ramsey Group - Chairman and Chief Executive Officer

Richard J. Hendrix
Friedman Billings Ramsey Group - President and Chief Operating Officer

J. Rock Tonkel
Friedman Billings Ramsey Group - President and Head of Investment Banking

Kurt R. Harrington
Friedman Billings Ramsey Group - Chief Financial Officer


Richard Herr
KBW

Steve Eisman
Frontpoint

Miguel Fidalgo
Noonday Asset Management

Reilly Tierney
Cambridge Place Investment Management

Operator:
Good morning. My name is Rwana and I will be your conference operator. At this time, I would like welcome everyone to the Friedman, Billings, Ramsey fourth quarter earnings conference call. At this time, I would like to turn the call over to Mr. Harrington, Chief Financial Officer. Please go ahead sir.


Kurt Harrington, Chief Financial Officer & Treasurer:
Thank you. Good morning. Before I begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K and in quarterly reports on Form 10-Q. I would now like to turn over the call to FBR Group's Chairman and Chief Executive Officer Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer; Rock Tonkel, President and Head of Investment Banking and Bill Ginivan, Chief Legal Officer.


Eric Billings, Chairman & Chief Executive Officer:
Good morning everybody. As you know 2005 was a very difficult year for us. The results of this difficult environment are reflected in the financials we released last evening. With the previously announced write-downs completed and behind us, we will focus on opportunities to generate higher and more consistent returns on our equity capital as we continue to grow our capital markets franchise.

Yesterday's release fully outlines our overall results and offers background information on the portfolio repositioning that supplements our initial announcements of the action on December 21, 2005. This morning I will confine my remarks to the current state of the business, the opportunities we see and how we intend to take advantage of them. I will speak to four aspects of our capital market businesses: our mortgage portfolio, merchant banking, our non-conforming origination operations, and investment banking. We will then open it up for questions.

As we pointed out in the release, net income for the company during the fourth quarter - excluding the portfolio write-downs, the loss at the non-conforming mortgage subsidiaries, and the negative carry of the MBS portfolio - was $35 million or $0.21 per share (diluted). This translates into a return on tangible equity of approximately 12% during the fourth quarter. We think this is a measure worth paying attention to because it more accurately reflects the core earnings of the business. Furthermore, these results do not include any return on the capital that was allocated to the mortgage-backed securities portfolio. Even a modest return on that portfolio could have increased the core earnings to approximately $0.25 per share.

The overall interest rate environment provides important context for our decisions in the mortgage portfolio. The Fed began its current tightening cycle on June 30, 2004. At that time, the Fed funds rate stood at 1%. The fed has raised its benchmark rate to 4.5% with expectations of further rate increases. The resulting interest cycle has been longer in duration and greater in magnitude than any of the last cycle in the last 25 years.

We made the decision to reposition the mortgage-backed securities portfolio to provide the firm the greatest investment flexibility in this uniquely challenging environment and to provide shareholders with the higher and more consistent returns as we move forward. As we have discussed, we will be patient with the reinvestment of capital and take advantage of opportunities presented by the large sell-off at the short end of the curve as they present themselves.

We intend to continue maintaining a balance between capital committed to our credit and non-credit portfolios and would remind everyone that, as we stated in the last call announcing the repositioning, our mortgage portfolio has generated approximately a 15% return on equity over the last four years, including the impact of the write-down.

With respect to our merchant banking portfolio, the decision to recognize write-downs in nine equity positions was entirely different from the determination to reposition the mortgage-backed security portfolio. This was an action that resulted from our assessment of the severity and duration of the unrealized losses in the portfolio as required under GAAP, and it related strictly to the amount by which the fair values of these securities were below the respective cost bases. It is important to understand that taking the write-downs was not the result of any change in the company's investment intent regarding these securities.

To the contrary, with the lower valuation, the portfolio at year end has an estimated cash dividend yield of more than 12%. This provides us with great flexibility as we work to maximize the returns on these investments.

Merchant banking is an important part of this firm - historically, the highest returning element of our principal investment business and an area in which we can invest significant amounts of capital - and we are continuing to make new investments in attractive opportunities as they arise through our capital market business.

The flattening of the yield curve also created a challenging environment for our non-conforming mortgage subsidiary. As funding costs consistently rose throughout 2005, coupons in this business were slow to react, leading to decreasing sale prices throughout the second half of the year for non-prime mortgage assets. Consequently, FNLC reported a $15.5 million loss for the fourth quarter.

Despite this difficult environment, FNLC increased its origination volume by 81% year over year to $6.0 billion, positioning the company to benefit from a recovery in this market. Importantly, coupons have increased 109 basis points on its production since November. The resulting average sale price for FNLC's mortgage inventory has increased to over 102 from 100.9 in the fourth quarter.

In addition, management is taking other steps to quickly return to profitability. These include headcount reductions in many areas and other cost reductions throughout its origination business, while continuing to serve its broad base of mortgage brokers and retail customers.

Turning now to capital markets, probably the most telling measures what FBR has achieved are its broad-based industry statistics. In 2005, FBR was ranked as:

          o    #1  book-running  manager of all common  stock  offerings  for US companies with market capitalizations of $2 billion or less
          o    #9  book-running  manager of all common  stock  offerings  for US companies,  and
          o for the full-year of 2005, FBR led all investment banks in net revenue per equity transaction.

As we underscored in the press release, nothing says more about the strength and breadth of our capital market businesses than our continued leadership in raising initial equity capital. For the last three years in total, FBR has been ranked the #1 book-running manager of IPOs and 144 equity placements combined.

In 2005, we again added breadth and depth to a capital market franchise. In investment banking, FBR ranked as the number two book-running manager of all common stock offerings for domestic oil and gas companies, raising almost $2 billion of equity capital in that sector alone. This represents a more than six-fold increase in market share year over year. Our client base is growing rapidly in the energy sector and our existing client base is providing new transaction opportunities for 2006.

This past year, we also established our presence in healthcare with the successful completion of a nearly $400 million, sole-managed common stock placement for a large healthcare services firm. As the largest sole-managed healthcare services common equity raise in recent years, the visibility of this transaction has already created several new opportunities in the healthcare arena in 2006.

Similarly, in the insurance sector we're experiencing growth in new, M&A and capital-raising transactions from our expanding client base. Building on our number one book-running manager position for the last two years combined for US insurance companies with market caps under $2 billion, we have completed three sole-book-run insurance equity offerings thus far in 2006, and we have a growing backlog for the remainder of 2006.

All of this is evidence of the increasing brand recognition of the franchise, coupled with a growing reputation in the marketplace as a firm that get transactions done quickly with a deep knowledge of our clients' businesses in an unrivalled commitment to succeed in all market environments, leading to a high certainty of success. The combination of our expanded industry coverage, growing M&A focus, and industry-leading rankings in capital-raising transactions leads us to be optimistic about our opportunities in 2006.

To sum up, first - and probably most important - the business we have created over the last 16 years has demonstrated its basic soundness and resiliency under trying conditions. FBR today is in the top ranks of the capital markets business
- a firm capable of seriously competing for virtually any investment banking assignment across a broad spectrum of industry sectors.

We are continuing to expand in selected areas but the basic capital market structure is in place. It runs effectively and is capable of generating significant cash earnings. Our broader and more diversified franchise is tied to a research and distribution capability that is, we believe, unsurpassed in our industry. Our corporate clients have access to an exceptionally broad range of institutional investors, who know us well and have respect for our investment banking record.

Our industry groups are stronger each year. Our ABS and mergers and acquisition businesses continue to grow, and the creation of an integrated mortgage origination and banking franchise promises to be an important step going forward.

All of these factors - combined with the better footing we now have on the principal investment side of our business - make us optimistic about the prospects for the future. For the company as a whole, we think, even with the current interest rate environment and market climate, we can achieve a return on equity that we believe will be very competitive with our peers.

At this point, I'd like to open the call for questions.

Operator:  The first question comes from Richard Herr.

Richard Herr, Keefe, Bruyette & Woods: Hi, good morning. In looking at the spread in the MBS, thanks for giving us what it was in December, on the sub-prime side of things, at 198 basis points. Can you talk about what was the average rate in Q4 and what was in the MBS portfolio, as well as in the sub-prime portfolio?

Rick Hendrix, President and Chief Operating Officer: Richard, I don't have the exact number for the spread in the portfolio, but it was a negative spread, which as we get back to core earnings, has been added back, and the total negative spread generated a loss in that part of the business of about $15 million.

Richard Herr, Keefe, Bruyette & Woods:  For the quarter?

Rick Hendrix, President and Chief Operating Officer: For the quarter.

Richard Herr, Keefe, Bruyette & Woods: Okay. In the MBS was a negative spread. What about in terms of sub-prime?

Rick Hendrix, President and Chief Operating Officer: For sub-prime, we had a yield after amortization and prepayment fees about 680 and a cost of funds of about 480, which is prior to losses, of which we accrued about $11.5 million in the quarter.

Richard Herr, Keefe, Bruyette & Woods: Thank you. And can you just walk us through - I know you discussed some of this in the press release - the $0.18 loss in the sub-prime business, can you walk us through what the revenues and expenses were in there, and was there any type of severance charges that would make that a non-operating item?

Rick Hendrix, President and Chief Operating Officer: There were some severance charges, but they were modest.

Richard Herr, Keefe, Bruyette & Woods: Okay. And how should we be thinking about the kind of profits or losses coming out of the sub-prime business going forward?

Rick Hendrix, President and Chief Operating Officer: Well, we clearly are looking at it, as the company has taken steps at First NLC to quickly return it to profitability. You know that coupons have increased materially since early in the fourth quarter, and we are back to sale prices that work in the context of the business, and so we don't look at that loss as a continuing item going forward.

Eric Billings, Chairman & Chief Executive Officer: And if you think about it, Richard, in a more general way, with coupons up as they currently are and sale prices currently north of 102, the cost structure of the business needs to be, obviously, right around 102 to have the business break even. But we receive what amounts to approximately 40 basis points in warehouse income. So, in totality, the business could run at 102.40 of cost, in essence, and can still break even. So, the fact that the coupons have moved up in our judgment is by far the most relevant and significant piece of information, not only for our business, but for the entire non-prime mortgage industry as it relates to returning to profitability.

Richard Herr, Keefe, Bruyette & Woods: Okay. Just to circle back, it looks like that $0.18 loss is about $30.6 million. Looking at the revenue, you had about a $21.9 million of net investment loss. I'm assuming that is the after-tax loss of $15.5 million you discussed in the text?

Rick Hendrix, President and Chief Operating Officer: No. The $21 million you're looking at is up on the revenue line, the 15.5 million is the after-tax loss at First NLC, and then in your $30 million number, you have write-downs in other non-prime mortgage subsidiaries of product that will be sold at lower prices in the first quarter. So, it takes those two pieces combined to get your $0.18.

Richard Herr, Keefe, Bruyette & Woods: Okay. Thanks for the color. Just walking through it slowly, there's the $21.9 million of revenue - of losses on the revenue side, and then there is an undisclosed number of expenses as well? That gets you to the $30 million? So, we're talking another $8.1 million of expenses, above and beyond the $21.9 million number?

Rick Hendrix, President and Chief Operating Officer: Well, I mean your total expenses in that business are much higher, you're looking at a net number on the revenue line, and again, what you have is a net after-tax loss at NLC of $15.5 million, and you've got write-downs of other non-prime products and other non-conforming subsidiaries that get you to the $30 million number. And there are elements of that in the $21.9 million, but we have given you the bottom line number of $30 million, and it is made up of those two components.

Richard Herr, Keefe, Bruyette & Woods: Okay. Will you be just putting out a Schedule G that reconciles GAAP with operating earnings?

Kurt Harrington, Chief Financial Officer & Treasurer: We have included it in the footnote.

Richard Herr, Keefe, Bruyette & Woods: Okay. All right. Thank you very much. I will jump back into queue.

Operator: Your next question comes from Steve Eisman

Steven Eisman, Frontpoint: Yes, hi. Two questions. First question, I just noticed that if I compare the balance sheet of the third quarter to the fourth quarter that the home equity portfolio shrunk slightly. I like to understand why, and should we expect the home equity portfolio not to grow from here? My second question is that I would like to understand why you think that the operating earnings of the company are $0.21, when First NLC had losses of $0.18. So, when that company was profitable, obviously, it was included in the operating earnings of the company?

Eric Billings, Chairman & Chief Executive Officer: Well, Steve, what we are simply pointing out is that if you look first at the operating earnings of our business and you look at First NLC on what we would describe as a break-even basis, then that is the operating result of the company. Specifically, in point of fact, that understates the earnings in our judgment, because we don't think First NLC will operate at a break-even. And, in point of fact, we obviously believe on a cash-gain-on-sale model that they will operate at significant profitability for the year.

Steven Eisman, Frontpoint: If I could just interrupt for a second. I understand what you're saying. That's a projection. You have it in the press release as what you think the operating earnings of the company were. I don't understand how you can say the operating earnings, put that in the press release that the operating earnings were $0.21, when obviously they were not?

Rick Hendrix, President and Chief Operating Officer: I don't think, Steve, that we said that the operating earnings were $0.21. I think what we said is the net income for the company - excluding the portfolio write-downs and the loss at the non-confirming mortgage subsidiaries and the negative carry of the MBS portfolio, each of which was delineated - was $35 million or $0.21. We didn't call that operating or non-operating. We think that's an important way to look at the business because we don't believe we will have continuing losses in the non-conforming business. We know that the negative spread from the MBS portfolio is gone and that the write-downs were, in our opinion, clearly one-time. So that's what we reconcile it to. I don't believe we call that operating earnings in here.

Steven Eisman, Frontpoint: Okay, fair enough. Could you just address the home equity portfolio question?

Rick Hendrix, President and Chief Operating Officer: The non-prime portfolio rolled down through amortization and prepays in the fourth quarter, and we did not add to it in the fourth quarter. And we'll make determinations about when to add to that portfolio throughout '06. So in terms of expecting it to roll down, it's going to through natural prepayment activity unless we make additional investment, which, again, we will evaluate as we look at what to do with capital throughout 2006.

Steven Eisman, Frontpoint: Okay. Thank you.

Operator: As a reminder, to ask a question please press star one. Your next question comes from Miguel Fidalgo.

Miguel Fidalgo, Noonday Asset Management: Good morning. Two questions. First, with regards to First NLC, a clarification - what level of whole loan prices would you have to see to be at breakeven in this business? You mentioned the 102 and the 40 basis points of warehousing, which would imply something along the lines of a 101.6 as where you would break even. Is that correct?

Rick Hendrix, President and Chief Operating Officer: That's not entirely correct. When we talk about whole loan prices, you're typically talking about the gross sale price and you do have some reserves that you take out of that price for loans that may be put back to you out of sales transactions. That runs, depending on the sales transaction, somewhere in the mid-20s in terms of basis points. And then, at the end of the day, the biggest driver of that is going to be what your cost structure is. The cost structure is meaningfully fixed by its nature, and so your volumes are a big contributor to what your cost to breakeven is going to be. But we believe that, if we can achieve gain-on-sale prices in the low to mid-102s and achieve the kind of volumes that we are currently achieving, then we can have the business breakeven and be profitable, clearly, on a going-forward basis.

Miguel Fidalgo, Noonday Asset Management: Any intention to improve the cost structure of First NLC?

Rick Hendrix, President and Chief Operating Officer: The management of First NLC, obviously with our input and cooperation, took a number of steps before the end of the year and has continued to take steps in the first quarter. We have reduced headcount by almost 200 people, and we have adjusted commission structures to basically take all commissions down and are continuing to look at other fixed cost opportunities. So yes, we are working on the cost structure at the same time that we are getting increased coupons. In addition, year over year, our volumes are up meaningfully in the beginning of '06, which obviously help spread the fixed-costs.

Miguel Fidalgo, Noonday Asset Management: The second question is on the asset management business. You've seen some improvement in the assets under management on the managed-account side, but you are still struggling through on the hedge and the mutual fund side. Perhaps you could address a little bit what you are seeing in terms of the trends there and also perhaps what you're seeing in terms of inflows quarter to date?

Eric Billings, Chairman & Chief Executive Officer: Well, Miguel, there are a couple of things. First of all, obviously the asset management business is a very important focus for the company now. We have a very, very good long-term track record in that business, as you know. You're correct in assessing the asset accumulation this year as having been not strong, and much of that was because of the rate environment.

Having said that, we have created a number of new mutual funds. We have created new hedge fund vehicles. We are very focused on adding people that will help us gather assets, and we continue to be very optimistic that this will be a very successful business for us as we go forward. And so it is a business that has high commitment from us from an allocation of resources standpoint, and we believe we will see inflows that will be positive again during the course of the year because of the steps that we have taken. Precisely when that will happen, obviously, is hard to predict but the business was profitable for us last year in its current state.

Miguel Fidalgo, Noonday Asset Management: So should I think about the first quarter as another quarter where your hedge fund and mutual fund category may see a slight decline in assets under management?

Rick Hendrix, President and Chief Operating Officer: I wouldn't necessarily think that the mutual fund business is just subject to flows. We market that business essentially on the big platforms - Fidelity, Schwab and so forth. And as you probably know, those flows are driven by performance and just overall mutual fund equity flows. At this point it looks like we have positive flows in the first quarter, but that is going to be subject to the market. On the hedge fund side, we have, as Eric said, put a new portfolio manager in place for our flagship hedge fund and his performance has begun to be very good already. So we believe we have opportunities to grow that business, and I don't think there is any reason to believe that this is going to be a quarter when assets are down but you know it is a somewhat volatile business in terms of flows. So remains to be seen. I think we clearly are looking at it as a business that is going to grow its assets, not just in the first quarter, but throughout '06.

Eric Billings, Chairman & Chief Executive Officer: This area is very, very small as it relates to the current profitability of the company. But we certainly focus on it more from the prospective opportunity that it has because of the extraordinarily good track record we've had over many, many, many years with Dave Ellison running that part of our business. He is clearly one of the most successful portfolio managers in the United States. Chuck Akre, who sub advises for us is certainly one of the most successful managers in the United States. And so to have a business which is predicated around two of the best portfolio managers in the United States, with many vehicles that have great records, we are very optimistic that it can be a very good business for us in the long run. Right now, again, it's not a business that has significant profitability for the company at this time.

Miguel Fidalgo, Noonday Asset Management:  Thank you.

Operator: Your next question comes from Reilly Tierney.

Reilly Tierney, Cambridge Place Investment Management: Hi guys, I'm just looking at your press release, and you said that in the repositioning of the MBS portfolio, you guys actually ended up selling $6.7 billion worth of MBS since the end of the quarter. What is the remaining MBS portfolio? It seems like you have just freed up a tremendous amount of capital that was tied up in a money-losing business. You talked about redeploying that capital, but it seems like you have a huge opportunity here to buy back a substantial amount of stock if you were to choose to just not go forward with rebuilding that portfolio. I'm wondering what is your strategic thought process about doing it? It seems like it is a big opportunity to just get out of the business and return capital to shareholders. It seems like a huge opportunity.

Eric Billings, Chairman & Chief Executive Officer: It is a very reasonable question, Reilly. And you know you are accurate in your assessment because we have sold substantially all the assets of that business. It has freed up an enormous amount of capital liquidity for us. As you know, we are looking at different alternatives and methodologies to utilize that capital, and, hopefully, we will deploy it in the highest risk-adjusted place we can. Mortgage-backed securities is not a business that we're exiting. So, to be clear, it is not a very opportunistic time to be adding new capital to that business because of the inverted yield curve. We will be exceedingly patient on any reinvestment with this capital in any case and certainly in the MBS area.

Furthermore, as we said in the past conference call, when we do, we will invest with a more hedged methodology which will allow for more consistent, albeit probably lower, absolute returns. They will be more consistent returns and will still be at very acceptable levels as opportunities present themselves. In the meantime, certainly buying back stock is something we have an authorization to do. It is certainly one of the things that we consider and think about and it is one of the handful of opportunities that are possible ways in which we could utilize this capital that we have freed up.

Reilly Tierney, Cambridge Place Investment Management: Just picking up on the question Steve pointed out, the retained sub-prime portfolio didn't grow during the fourth quarter. It seems like the spread on that business is clearly much better than what you had in the MBS business? Do you now plan to accelerate the growth of that business? Or are the spreads available in the market still not adequate enough to really support a big deployment of capital in the sub-prime portfolio?


Eric Billings, Chairman & Chief Executive Officer: No, Reilly, I would say to you, first of all it's a balanced perspective. Currently we have $390 million of our equity invested in the non-prime mortgage portfolio. That is about the percentage we want of our long-term capital. That is about 30% of our long-term capital, which is the balance point that we have suggested, give or take, that we would like to maintain. We're very comfortable with that. That naturally will run down over the course of the year to about $300 million, give or take, through natural prepayments, which will also free up capital and give us opportunities to reinvest in different areas.

Certainly, the non-prime area will be one of the areas that we will continue to assess. I would say to you that with a mortgage rate change in the non-prime area, with the coupons now being, in some cases, north of 8.5 and certainly north of 8.25, resulting in a spread that actually has made it again fairly to quite attractive to invest in that area on a spread basis. And so, we are very optimistic about that industry, about that business, about opportunities to invest there, but clearly we will keep balance points between credit and non-credit investment and try to keep certain balances that we have spoken to historically. I think right now, we feel that we have got the right allocation of that capital.

Reilly Tierney, Cambridge Place Investment Management: Let me just ask a question to summarize something. You have $330 million tied up in the merchant banking portfolio which is leveraged of one-to-one. You have $390 million tied up in the sub-prime business, about $700 million in capital, and you have $1.3 billion of total equity. So it sounds like you have $600 million of capital, of which only a tiny amount needed in the brokerage business. Is that correct?


Eric Billings, Chairman & Chief Executive Officer: You're approximately right. Actually to be clear, the merchant-based business is and has always been completely un-leveraged.

Reilly Tierney, Cambridge Place Investment Management: Right, so it's one-to-one.

Eric Billings, Chairman & Chief Executive Officer: Okay, fine. In fact, that's actually about $250 million in total equity investment now. But in any case, you know, we have high degrees of liquidity, and we are looking at all of the appropriate ways to reinvest that capital patiently to achieve the risk adjusted returns that are the most acceptable that we can. These are the things we are working on currently, Reilly, and over the course of the next many months you will see us execute when and as it is appropriate in all of these different arenas.

Reilly Tierney, Cambridge Place Investment Management: Okay, great. I think everyone would be excited to see you guys buy back stock very aggressively.

Eric Billings, Chairman & Chief Executive Officer: Thank you for that input, Reilly. We do appreciate it, and it is clearly something that's under serious consideration.

Reilly Tierney, Cambridge Place Investment Management: Thank you.

Operator: There are no further questions.

Eric Billings, Chairman & Chief Executive Officer: Thank you everybody for joining us. We appreciate it, and we look forward to speaking with your next quarter.

Operator: Thank you. This concludes today's Friedman's Billings, Ramsey fourth quarter earnings conference call. You may now disconnect.

This call has completed.